Exhibit 99.1

Actuant Reports Fourth Quarter and Full Year Fiscal 2016 Results; Provides 2017 Guidance

MILWAUKEE--(BUSINESS WIRE)--September 28, 2016--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter and fiscal year ended August 31, 2016.

Fourth Quarter Highlights

  Fourth quarter total sales declined 8% year-over-year with unfavorable foreign currency exchange rate changes negatively impacting sales by 1%, and the net benefit of acquisitions and divestitures adding 4%. Core sales were 11% lower year-over-year (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes).
  GAAP diluted earnings per share (“EPS”) were $0.29 in the fourth quarter of fiscal 2016 versus $0.37 in the prior year. Excluding fourth quarter fiscal 2016 restructuring charges of $0.03 per share, and a net $0.02 per share divestiture gain, adjusted EPS was $0.30 (see “Consolidated Results” below and the attached reconciliation of earnings).
  Restructuring activities continued with $3.1 million of pre-tax charges ($0.03 per share) incurred in the fourth quarter related to facility consolidations, structural changes and staffing reductions.
  Divested Sanlo, a $10 million product line in the Engineered Solutions segment, to simplify the portfolio.
  Strong fourth quarter GAAP cash flow from operating activities of $43 million, bringing the full year to $118 million.
  Introduced fiscal 2017 full year sales and EPS guidance of $1.075-1.125 billion and $1.00-1.20, respectively, excluding restructuring charges.

Randy Baker, President and CEO of Actuant, commented, “Fourth quarter sales and adjusted operating results were in line with our expectations. End user demand across our diverse industrial markets appears to be stable at near trough levels. As anticipated, the fourth quarter core sales rate of change was weaker than the third quarter due to further customer destocking within Engineered Solutions and the conclusion of certain large projects within Energy. Margins continued to be adversely impacted by reduced sales volumes, unfavorable business mix and lower production and absorption levels. The pace of restructuring actions remains on track and we have been accelerating lean manufacturing efforts within the businesses to drive additional savings. Our recent acquisitions contributed nicely to the quarter’s financial results. We were especially pleased with the strong fourth quarter cash flow driving our 16th consecutive year of free cash flow conversion of net earnings in excess of 100%, which provides the capital for future growth investments. The divestiture of the Sanlo product line in the quarter demonstrates the measured portfolio shifts we expect to continue in order to build a more resilient Actuant. In summary, in this tepid demand environment our focus remains on tightly managing costs while continuing to invest in our best businesses.”

Consolidated Results

Consolidated sales for the fourth quarter were $276 million, 8% below the $300 million in the comparable prior year quarter. Core sales declined 11%, unfavorable foreign currency exchange rate changes negatively impacted sales by 1% and the net impact of acquisitions and divestitures added 4%. Fiscal 2016 fourth quarter earnings and EPS were $17.4 million, and $0.29 per share, compared to $22.1 million and $0.37 per share, respectively, in the comparable prior year quarter. The fourth quarter of 2016 included a $5.1 million pre-tax loss ($1.6 million or $0.02 per share after-tax gain) on the Sanlo product line divestiture. It also included $3.1 million in pre-tax restructuring charges ($2.1 million or $0.03 per share after-tax). Excluding these items, adjusted fiscal 2016 fourth quarter EPS was $0.30 compared to $0.37 in the prior year quarter due primarily to lower prior year income tax expense (see attached reconciliation of earnings).

Sales for the fiscal year ended August 31, 2016 were $1,149 million, 8% lower than the $1,249 million in the prior year. Excluding the 3% decline from the stronger US dollar and 1% benefit from acquisitions net of divestitures, full year core sales declined 6%. The full year fiscal 2016 net loss was $105.2 million or $1.78 per share, compared to earnings of $19.9 million or $0.32 per share in the prior year. Excluding impairment charges in both years, fiscal 2016 restructuring charges of $14.6 million ($0.17 per share), and the Sanlo divestiture, fiscal 2016 adjusted EPS was $1.22 compared to $1.65 in the prior year (see attached reconciliation of earnings).

Segment Results

Industrial Segment (US $ in millions)
	Three Months Ended August 31,		Year Ended August 31,
	2016	2015	2016	2015
Sales	$94.0	$100.0	$359.8	$402.5
Operating Profit	$20.8	$26.3	$79.8	$105.7
Adjusted Op Profit (1)	$22.1	$26.3	$82.9	$105.7
Adjusted Op Profit % (1)	23.6%	26.3%	23.0%	26.3%
(1) 2016 excludes $1.4 and $3.1 of restructuring charges in the fourth quarter and full year, respectively.

Fourth quarter fiscal 2016 Industrial segment sales were $94 million, 6% lower than the comparable prior year period. The Larzep acquisition added 2% to fourth quarter 2016 sales growth while currency translation was neutral resulting in a core sales decline of 8%. Integrated Solutions sales improved on a year-over-year basis due to higher standard product sales, yet project activity remains lumpy. Industrial Tool demand declined year-over-year, the result of continued tepid global activity across most served markets. North America remains the weakest region. While monthly order rates are erratic, the demand trend appears to be stable at the low run rate. Fourth quarter adjusted operating margins declined year-over-year primarily due to the impacts of lower sales and unfavorable mix.

Energy Segment (US $ in millions)
	Three Months Ended August 31,		Year Ended August 31,
	2016	2015	2016	2015
Sales	$91.4	$100.8	$392.7	$411.9
Operating Profit (Loss)	$8.3	$9.1	$(107.5)	$(41.4)
Adjusted Op Profit (2)	$8.9	$9.1	$38.9	$43.0
Adjusted Op Profit % (2)	9.8%	9.0%	9.9%	10.4%

(2) 2016 excludes $0.7 and $5.5 of restructuring charges in the fourth quarter and full year, respectively. Full year results also exclude impairment charges of $140.8 million and $84.4 million in 2016 and 2015, respectively.

Fiscal 2016 fourth quarter Energy segment sales declined 9% year-over-year to $91 million. Excluding the unfavorable 4% foreign currency headwind, and 10% acquisition benefit, core sales declined 15%, in line with expectations. Core sales in the maintenance focused Hydratight business declined modestly, after delivering robust growth throughout the fiscal year. This lumpy demand pattern is typical and reflects the wind-up of certain large projects as well as maintenance push outs and scope reductions in oil & gas. The segment’s upstream oil & gas sales declined substantially year-over year, yet were sequentially similar to the third quarter, reflecting continued weak energy capital spending. The segment continues to successfully redirect resources to its non-oil & gas product lines which delivered sales growth in the quarter. Fourth quarter adjusted operating profit margin improved despite the high decremental margins at Viking, due primarily to the benefit of cost reduction actions throughout the segment as well as favorable mix within Cortland.

Engineered Solutions Segment (US $ in millions)
	Three Months Ended August 31,		Year Ended August 31,
	2016	2015	2016	2015
Sales	$90.3	$99.5	$396.9	$434.9
Operating Profit (Loss)	$(5.0)	$3.2	$(43.0)	$19.8
Adjusted Op Profit (3)	$0.9	$3.2	$13.2	$19.8
Adjusted Op Profit % (3)	1.0%	3.2%	3.3%	4.6%

(3) 2016 excludes $0.9 and $5.4 of restructuring charges in the fourth quarter and full year, respectively. 2016 fourth quarter and full year results exclude the $5.1 million pre-tax loss on the Sanlo divestiture. Finally, 2016 full year results also exclude impairment charges of $45.7 million.

Fourth quarter fiscal 2016 Engineered Solutions segment sales were $90 million, 9% below the prior year. The fourth quarter Sanlo divestiture took place at the end of the quarter and had no meaningful impact on the sales comparison. Segment core sales declined 9% as destocking by off-highway and agriculture OEMs continued to accelerate in the fourth quarter, which more than offset increases in European and China heavy-duty truck sales. Fourth quarter adjusted operating profit margin declined year-over-year on lower volumes and manufacturing absorption, as well as a $1.8 million warranty provision.

Corporate and Income Taxes

Corporate expenses of $5.6 million in the fourth quarter of fiscal 2016 were $4.2 million below the prior year which included an adverse legal matter and former CEO separation costs. In addition, the current year quarter benefitted from prior cost reduction actions. Fourth quarter income taxes included a $6.6 million benefit resulting from the Sanlo divestiture. Excluding restructuring and the Sanlo divestiture, the approximate 6% fourth quarter effective tax rate was in line with expectations but higher than last year’s negative rate which benefited from favorable adjustments.

Financial Position

Net debt at August 31, 2016 was $405 million (total debt of $585 million less $180 million of cash), which was $45 million lower than the prior quarter end due to strong cash flow and approximately $10 million of proceeds from the Sanlo divestiture. Partially offsetting this was $3 million of cash used to repurchase approximately 0.1 million shares of common stock. At August 31, 2016, the Company had a net debt to EBITDA leverage ratio of 2.5 times.

Outlook

Baker continued, “Looking into fiscal 2017, we currently do not see a catalyst to meaningfully improve overall end market conditions. The first half in particular is expected to continue recent core sales trends, OEM destocking, and difficult comparisons, notably in large project activity in Energy. We do expect these factors to give way to sequential year-over-year improvement in the back half of the fiscal year. We will continue to press ahead where we see self-help opportunities. We are actively pursuing sales growth above market rates through share capture and geographic expansion, remain focused on increasing maintenance orders, and are positioning the portfolio to support our best businesses. Through these efforts, and supported by our renewed operational discipline, we expect to translate a lower sales environment into operating profit margin growth in fiscal 2017.

We currently project full year fiscal 2017 sales in the range of $1.075 - 1.125 billion, reflecting a core sales decline of 2-6%. EPS (excluding restructuring charges) is expected to be in the range of $1.00-1.20, reflecting lower sales and a higher effective tax rate (estimated at approximately 15%), offset by the benefit of cost reduction actions. Full year free cash flow is expected to be in the range of $85-95 million. First quarter guidance includes sales in the $260-270 million range on a 14-16% core sales decline, and EPS of $0.14-0.19 (excluding restructuring charges). The first quarter of fiscal 2016 included a sizable Energy maintenance project which exacerbates the year-over-year decline.

As always, our guidance excludes the impact of potential future acquisitions, divestitures, and stock buybacks, which will be incorporated into future quarterly guidance updates as they occur.”

In closing, Baker stated, “Actuant is investing in its best businesses through both organic and acquisition focused efforts, is reinvigorating its lean initiative to improve the cost structure, and is building a culture of performance, all of which are expected to create long-term shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, September 28, 2016. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

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Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2016	2015

ASSETS
Current assets
Cash and cash equivalents	$179,604	$168,846
Accounts receivable, net	186,829	193,081
Inventories, net	130,756	142,752
Deferred income taxes	-	12,922
Other current assets	45,463	42,788
Total current assets	542,652	560,389

Property, plant and equipment, net	114,015	142,458
Goodwill	519,276	608,256
Other intangible assets, net	239,475	308,762
Other long-term assets	27,120	17,052

Total assets	$1,442,538	$1,636,917

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$115,051	$118,115
Accrued compensation and benefits	46,901	43,707
Current maturities of debt and short-term borrowings	18,750	3,969
Income taxes payable	9,254	14,805
Other current liabilities	51,956	54,460
Total current liabilities	241,912	235,056

Long-term debt	565,559	584,309
Deferred income taxes	31,356	72,941
Pension and postretirement benefit accruals	25,667	17,828
Other long-term liabilities	57,094	53,782
Total liabilities	921,588	963,916

Shareholders' equity
Capital stock	15,879	15,787
Additional paid-in capital	114,980	104,308
Treasury stock	(617,731)	(600,630)
Retained earnings	1,259,645	1,367,176
Accumulated other comprehensive loss	(251,823)	(213,640)
Stock held in trust	(2,646)	(4,292)
Deferred compensation liability	2,646	4,292
Total shareholders' equity	520,950	673,001

Total liabilities and shareholders' equity	$1,442,538	$1,636,917

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015	2016	2015

Net sales	$275,769	$300,384	$1,149,410	$1,249,254
Cost of products sold	179,489	193,841	746,013	787,414
Gross profit	96,280	106,543	403,397	461,840

Selling, administrative and engineering expenses	64,295	71,792	274,497	299,601
Amortization of intangible assets	5,596	5,970	22,943	24,332
Loss on product line divestiture	5,092	-	5,092	-
Restructuring charges	3,113	-	14,571	-
Impairment charges	-	-	186,511	84,353
Operating profit (loss)	18,184	28,781	(100,217)	53,554

Financing costs, net	7,532	7,374	28,768	28,057
Other expense (income), net	(246)	595	1,359	106
Income (loss) before income tax expense (benefit)	10,898	20,812	(130,344)	25,391

Income tax (benefit) expense	(6,504)	(1,266)	(25,170)	5,519
Net income (loss)	$17,402	$22,078	$(105,174)	$19,872

Earnings (loss) per share
Basic	$0.30	$0.37	$(1.78)	$0.32
Diluted	0.29	0.37	(1.78)	0.32

Weighted average common shares outstanding
Basic	58,938	59,314	59,010	61,262
Diluted	59,598	59,897	59,010	62,055

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2016	2015	2016	2015

Operating Activities
Net earnings (loss)	$17,402	$22,078	$(105,174)	$19,872
Adjustments to reconcile net loss to net cash provided by
operating activities:
Impairment charges net of deferred tax benefits	-	-	169,056	82,635
Depreciation and amortization	11,558	13,004	47,777	53,239
Stock-based compensation expense	2,874	2,809	10,442	12,046
Gain on product line divestiture, net of deferred tax benefits	(1,557)	-	(1,557)	-
Amortization of debt issuance costs	413	568	1,652	1,897
Other non-cash adjustments	(57)	392	(517)	805
Changes in components of working capital and other:
Accounts receivable	12,506	24,142	20,261	12,827
Inventories	4,766	11,684	10,202	6,608
Trade accounts payable	(4,229)	(11,523)	(7,727)	(19,801)
Prepaid expenses and other assets	4,691	6,832	(3,291)	(8,761)
Income tax accounts	3,014	20,467	(25,319)	(23,850)
Accrued compensation and benefits	182	2,742	4,565	(6,478)
Other accrued liabilities	(8,857)	(5,385)	(2,673)	395
Cash provided by operating activities	42,706	87,810	117,697	131,434

Investing Activities
Capital expenditures	(4,586)	(5,282)	(20,209)	(22,516)
Proceeds from sale of property, plant and equipment	661	358	9,296	1,244
Business acquisitions, net of cash acquired	(1,242)	-	(81,916)	-
Proceeds from sale of product line, net of transaction costs	9,695	-	9,695	-
Cash provided by (used in) investing activities	4,528	(4,924)	(83,134)	(21,272)

Financing Activities
Net borrowings (repayments) on revolving credit facility	-	220	(210)	220
Principal repayments on term loan	(3,750)	-	(3,750)	(3,375)
Proceeds from term loan	-	-	-	213,375
Redemption of 5.625% Senior Notes	-	(11,941)	-	(11,941)
Purchase of treasury shares	(2,976)	(7,376)	(17,101)	(212,003)
Debt issuance costs	-	(150)	-	(2,025)
Taxes paid related to the net share settlement of equity awards	(65)	(122)	(1,409)	(2,466)
Stock option exercises, related tax benefits and other	687	350	6,416	5,396
Cash dividend	-	-	(2,376)	(2,598)
Cash used in financing activities	(6,104)	(19,019)	(18,430)	(15,417)

Effect of exchange rate changes on cash	1,385	(3,146)	(5,375)	(34,911)
Net increase in cash and cash equivalents	42,515	60,721	10,758	59,834
Cash and cash equivalents - beginning of period	137,089	108,125	168,846	109,012
Cash and cash equivalents - end of period	$179,604	$168,846	$179,604	$168,846

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2015					FISCAL 2016
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$102,413	$96,488	$103,546	$100,016	$402,463	$88,870	$81,189	$95,750	$94,008	$359,817
ENERGY SEGMENT	111,522	100,211	99,296	100,846	411,875	113,763	86,224	101,300	91,443	392,730
ENGINEERED SOLUTIONS SEGMENT	113,830	104,306	117,258	99,522	434,916	102,378	95,876	108,291	90,318	396,863
TOTAL	$327,765	$301,005	$320,100	$300,384	$1,249,254	$305,011	$263,289	$305,341	$275,769	$1,149,410

% SALES GROWTH
INDUSTRIAL SEGMENT	4%	3%	-6%	-11%	-3%	-13%	-16%	-8%	-6%	-11%
ENERGY SEGMENT	3%	-5%	-21%	-18%	-11%	2%	-14%	2%	-9%	-5%
ENGINEERED SOLUTIONS SEGMENT	-14%	-19%	-18%	-17%	-17%	-10%	-8%	-8%	-9%	-9%
TOTAL	-3%	-8%	-15%	-15%	-11%	-7%	-13%	-5%	-8%	-8%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$26,705	$23,517	$29,165	$26,267	$105,654	$21,263	$17,003	$22,519	$22,144	$82,929
ENERGY SEGMENT	12,442	8,680	12,774	9,106	43,002	12,124	5,348	12,438	8,941	38,851
ENGINEERED SOLUTIONS SEGMENT	6,278	2,010	8,313	3,188	19,789	4,937	2,555	4,768	927	13,187
CORPORATE / GENERAL	(7,207)	(6,301)	(7,250)	(9,780)	(30,538)	(8,573)	(6,928)	(7,886)	(5,623)	(29,010)
ADJUSTED OPERATING PROFIT	$38,218	$27,906	$43,002	$28,781	$137,907	$29,751	$17,978	$31,839	$26,389	$105,957
IMPAIRMENT CHARGES	-	(84,353)	-	-	(84,353)	-	(186,511)	-	-	(186,511)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	(5,092)	(5,092)
RESTRUCTURING CHARGES	-	-	-	-	-	(4,380)	(3,582)	(3,496)	(3,113)	(14,571)
OPERATING PROFIT	$38,218	$(56,447)	$43,002	$28,781	$53,554	$25,371	$(172,115)	$28,343	$18,184	$(100,217)

OPERATING PROFIT %
INDUSTRIAL SEGMENT	26.1%	24.4%	28.2%	26.3%	26.3%	23.9%	20.9%	23.5%	23.6%	23.0%
ENERGY SEGMENT	11.2%	8.7%	12.9%	9.0%	10.4%	10.7%	6.2%	12.3%	9.8%	9.9%
ENGINEERED SOLUTIONS SEGMENT	5.5%	1.9%	7.1%	3.2%	4.6%	4.8%	2.7%	4.4%	1.0%	3.3%
ADJUSTED OPERATING PROFIT %	11.7%	9.3%	13.4%	9.6%	11.0%	9.8%	6.8%	10.4%	9.6%	9.2%

EBITDA
INDUSTRIAL SEGMENT	$28,715	$25,534	$31,194	$27,968	$113,411	$22,959	$18,829	$24,686	$24,209	$90,683
ENERGY SEGMENT	20,011	15,732	19,278	15,348	70,369	18,348	10,968	16,819	13,717	59,852
ENGINEERED SOLUTIONS SEGMENT	11,514	5,603	12,294	6,635	36,046	8,498	6,882	8,504	5,270	29,154
CORPORATE / GENERAL	(7,875)	(5,111)	(7,037)	(8,770)	(28,793)	(8,201)	(6,552)	(7,560)	(5,182)	(27,495)
ADJUSTED EBITDA	$52,365	$41,758	$55,729	$41,181	$191,033	$41,604	$30,127	$42,449	$38,014	$152,194
IMPAIRMENT CHARGES	-	(84,353)	-	-	(84,353)	-	(186,511)	-	-	(186,511)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	(5,092)	(5,092)
RESTRUCTURING CHARGES	-	-	-	-	-	(4,380)	(3,582)	(3,496)	(3,113)	(14,571)
EBITDA	$52,365	$(42,595)	$55,729	$41,181	$106,680	$37,224	$(159,966)	$38,953	$29,809	$(53,980)

EBITDA %
INDUSTRIAL SEGMENT	28.0%	26.5%	30.1%	28.0%	28.2%	25.8%	23.2%	25.8%	25.8%	25.2%
ENERGY SEGMENT	17.9%	15.7%	19.4%	15.2%	17.1%	16.1%	12.7%	16.6%	15.0%	15.2%
ENGINEERED SOLUTIONS SEGMENT	10.1%	5.4%	10.5%	6.7%	8.3%	8.3%	7.2%	7.9%	5.8%	7.3%
ADJUSTED EBITDA %	16.0%	13.9%	17.4%	13.7%	15.3%	13.6%	11.4%	13.9%	13.8%	13.2%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2015					FISCAL 2016
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS)	$24,674	$(64,838)	$37,958	$22,078	$19,872	$15,448	$(159,190)	$21,166	$17,402	$(105,174)
IMPAIRMENT CHARGES	-	84,353	-	-	84,353	-	186,511	-	-	186,511
INCOME TAX BENEFIT ON IMPAIRMENT CHARGES	-	(1,717)	-	-	(1,717)	-	(17,455)	-	-	(17,455)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	5,092	5,092
INCOME TAX BENEFIT ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	(6,649)	(6,649)
RESTRUCTURING CHARGES	-	-	-	-	-	4,380	3,582	3,496	3,113	14,571
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	-	-	-	-	-	(1,182)	(1,185)	(994)	(960)	(4,321)
ADJUSTED EARNINGS	$24,674	$17,798	$37,958	$22,078	$102,508	$18,646	$12,263	$23,668	$596	$72,575

ADJUSTED EARNINGS PER SHARE (1)
NET EARNINGS (LOSS)	$0.38	$(1.05)	$0.63	$0.37	$0.32	$0.26	$(2.70)	0.36	$0.29	$(1.78)
IMPAIRMENT CHARGES	-	1.33	-	-	1.33	-	3.16	-	-	3.16
INCOME TAX BENEFIT ON IMPAIRMENT CHARGES	-	-	-	-	-	-	(0.30)	-	-	(0.30)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	0.09	0.08
INCOME TAX BENEFIT ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	(0.11)	(0.11)
RESTRUCTURING CHARGES	-	-	-	-	-	0.07	0.06	0.06	0.05	0.24
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	-	-	-	-	-	(0.02)	(0.02)	(0.02)	(0.02)	(0.07)
ADJUSTED EARNINGS PER SHARE	$0.38	$0.28	$0.63	$0.37	$1.65	$0.31	$0.21	$0.40	$0.30	$1.22

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$24,674	$(64,838)	$37,958	$22,078	$19,872	$15,448	$(159,190)	$21,166	$17,402	$(105,174)
FINANCING COSTS, NET	6,191	7,030	7,462	7,374	28,057	7,117	6,866	7,253	7,532	28,768
INCOME TAX EXPENSE (BENEFIT)	7,792	1,980	(2,987)	(1,266)	5,519	2,187	(20,026)	(827)	(6,504)	(25,170)
DEPRECIATION & AMORTIZATION	13,708	13,233	13,296	12,995	53,232	12,472	12,384	11,361	11,379	47,596
EBITDA	$52,365	$(42,595)	$55,729	$41,181	$106,680	$37,224	$(159,966)	$38,953	$29,809	$(53,980)
IMPAIRMENT CHARGES	-	84,353	-	-	84,353	-	186,511	-	-	186,511
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	5,092	5,092
RESTRUCTURING CHARGES	-	-	-	-	-	4,380	3,582	3,496	3,113	14,571
ADJUSTED EBITDA	$52,365	$41,758	$55,729	$41,181	$191,033	$41,604	$30,127	$42,449	$38,014	$152,194
FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Adjusted earnings and adjusted earnings per share represent net earnings (loss) and earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings before financing costs, net, income tax expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations data. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562